Exhibit 99.B(a)(4)

CASH+PLUS TRUST

WRITTEN INSTRUMENT AMENDING THE AGREEMENT
AND DECLARATION OF TRUST

The undersigned, being at least a majority of the Trustees of Cash+Plus Trust, a business trust organized under the laws of the Commonwealth of Massachusetts pursuant to an Agreement and Declaration of Trust dated March 15, 1982 (the “Declaration of Trust”), do hereby amend pursuant to Article IX, Section 7 of the Declaration of Trust as follows:

Article I, Section 1 is hereby amended in its entirety to read as follows:

Article I

Name

Section 1.  This Trust shall be known as “TrustFunds Cash+Plus Trust” and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time determine.

This instrument may be executed in several counterparts, each of which shall be deemed an original, but all taken together shall constitute one instrument.

IN WITNESS WHEREOF AND UNDER PENALTIES OF PERJURY, the undersigned swear that the foregoing is their free act and deed and they have set their respective hands hereunder as of this 10th day of December, 1986.

/s/ ALFRED P. WEST, JR.
Alfred P. West, Jr.

/s/ EDWARD W. BINSHADLER
Edward W. Binshadler

/s/ RICHARD F. BLANCHARD
Richard F. Blanchard

/s/ WILLIAM M. DORAN
William M. Doran

/s/ F. WENDELL GOOCH
F. Wendell Gooch